EXHIBIT 99.1

Rackspace Technology Announces Proposed $550 Million Notes Offering by Rackspace Technology Global

San Antonio, February 2, 2021 – Rackspace TechnologyTM (NASDAQ: RXT) today announced that its wholly owned subsidiary Rackspace Technology Global, Inc. (the “Company”) is proposing to issue $550.0 million aggregate principal amount of First-Priority Senior Secured Notes due 2028 (the "Notes") in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The offering is subject to market conditions and other factors.

The Company intends to use the net proceeds from the offering, together with borrowings under a new $2,300.0 million senior secured first lien term loan facility (expected to be upsized from the previously announced $2,200.0 million), to repay the borrowings outstanding under its existing term loan facility, to pay related fees and expenses and for general corporate purposes.

The Notes are being offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States, only to non-U.S. investors pursuant to Regulation S under the Securities Act. The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Rackspace Technology

Rackspace Technology is a leading end-to-end multicloud technology services company. We design, build and operate our customers’ cloud environments across all major technology platforms, irrespective of technology stack or deployment model. We partner with our customers at every stage of their cloud journey, enabling them to modernize applications, build new products and adopt innovative technologies.

Rackspace Technology Safe Harbor Statement:

Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect the Company’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control. Known risks include, among others, the risks included in Rackspace Technology, Inc.’s filings with the U.S. Securities and Exchange Commission. Because actual results could differ materially from the Company’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this press release with caution. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.